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                                                                     EXHIBIT 1.1

                                Corporate Bylaws

                                                                      Regulation
                                                                 of the meetings
                                                             of the shareholders
                                                                     of Enel SpA

                                                                        MAY 2003


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Text of the bylaws approved by the extraordinary shareholders' meeting of
September 24, 1999, as amended by:

- the extraordinary shareholders' meeting of December 18, 1999 (with the inclusion of article 5.4, subsequently abrogated);

- the extraordinary shareholders' meeting of May 26, 2000 (with the supplement of article 17.5);

- the Board of Directors on April 9, 2001 (through insertion of article 5.5, now 5.4);

- the extraordinary shareholders' meeting of May 25, 2001 (through the amendment of article 5 and the insertion of article 11.2);

- the extraordinary shareholders' meeting of May 24, 2002 (through the amendment of article 28);

- the Board of Directors on April 10, 2003 (through insertion of article 5.7, now 5.5);

- the extraordinary shareholders' meeting of May 23, 2003 (through the amendment of article 5).

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                                                                Corporate Bylaws

CORPORATE BYLAWS

TITLE I

INCORPORATION, COMPANY NAME, REGISTERED OFFICE, TERM

ARTICLE 1

1.1 The Company shall be called "ENEL - Societa per azioni" and shall be governed by the rules of the present bylaws.

ARTICLE 2

2.1 The registered office of the Company shall be located in Rome, at 137 Viale Regina Margherita.

2.2 Local offices, branches and representative offices may be opened and/or closed both in Italy and abroad in accordance with the law.

ARTICLE 3

3.1 The Company shall exist until December 31, 2100 and its term may be extended one or more times by resolution of a shareholders' meeting.

TITLE II

CORPORATE PURPOSE

ARTICLE 4

4.1 The purpose of the Company shall be to acquire and manage equity holdings in Italian or foreign companies and firms, as well as to provide such subsidiary companies and firms with strategic guidelines and coordination with regard to both their industrial organization and the business activities in which they engage.

Through affiliates or subsidiaries the Company shall operate especially:

a) in the electricity industry, including the activities of production, importation and exportation, distribution and sale, as well as transmission within the limits of existing legislation;

b) in the energy industry in general, including fuels, and in the field of environmental protection, as well as in the water sector;

c) in the communications, telematics and information-technology industries and those of multimedia and interactive services;

d) in network-based sectors (electricity, water, gas, district heating, telecommunications) or those which, in any case, provide urban services locally;

e)  in other sectors:

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CORPORATE BYLAWS

    - in any way related to or connected with the activities carried out in the sectors mentioned above;

    - allowing the facilities, resources and expertise employed in the sectors mentioned above (such as, by way of example and without limitation: publishing, real estate and services to firms) to be enhanced and better utilized;

    - allowing the profitable use of the goods produced and the services provided in the sectors mentioned above;

f) in the carrying out of activities involving systems and installations design, construction, maintenance and management; the production and sale of equipment; research, consulting and assistance; as well as the acquisition, sale, marketing and trading of goods and services, all activities connected with the sectors mentioned above under a), b), c) and d).

4.2 In the interest of its affiliates or subsidiaries, the Company may also carry out directly any activity connected with or instrumental to its own business or that of its affiliates or subsidiaries themselves.

To this end, the Company shall in particular see to:

- the coordination of the managerial resources of its affiliates or subsidiaries, including the carrying out of appropriate training initiatives;

- the administrative and financial coordination of its affiliates or subsidiaries, effecting in their favor all appropriate transactions, including granting loans and, more in general, the framework and management of their financial activities;

- the supply of other services in favor of its affiliates or subsidiaries in areas of specific business interest.

4.3 In order to attain its corporate purpose, the Company may also carry out any transaction instrumentally necessary or useful or at any rate related, such as, by way of example: the provision of collateral and/or personal guarantees for both its own and third-party commitments; transactions involving movables and real-estate and commercial operations; and anything else that is connected with its corporate purpose or that allows better use of its own facilities and/or resources or those of its affiliates or subsidiaries, with the exception of accepting monetary deposits from the public and providing investment services as defined by legislative decree n. 58 of February 24, 1998, as well as the activities referred to in section 106 of legislative decree n. 385 of September 1, 1993 insofar as they are also exercised vis-a-vis the public.

TITLE III

CAPITAL STOCK - SHARES - BONDS

ARTICLE 5

5.1 The nominal value of the Company's share capital amounts to 6,063,075,189 euros, divided into 6,063,075,189 ordinary shares, each with a par value of 1 euro.

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5.2      The shares can not be divided and every share shall entitle the holder to one vote.

5.3 The mere fact of being a shareholder shall constitute acceptance of these bylaws.

5.4 Partially exercising the delegation granted it by the shareholders' meeting of December 18, 1999, on April 9, 2001 the Board of Directors resolved:

1. to proceed with the capital increase for the stock-option Plan for the year 2000, to be carried out - taking into account the subsequent amendments made by the shareholders' meeting of May 25, 2001 following the conversion of the share capital into euros and the reverse stock split approved by the aforesaid shareholders' meeting - as follows:

         - increase of the share capital by payment by a maximum amount of 5,513,200 euros through the issue of a maximum number of 5,513,200 new ordinary shares with a par value of 1 euro each, at the price of 8.6 euros, reserved for subscription to the executives of ENEL S.p.a. and/or subsidiaries thereof, pursuant to section 2359 of the Civil Code, who were selected on March 3, 2000 to participate in the aforesaid Plan;

         - the deadline set for completing the subscription of the increase is December 31, 2004; and in the event the increase is not totally subscribed by this date, the capital shall be increased by an amount equal to the subscriptions received;

2. to proceed with the capital increase for the stock-option Plan for the year 2001, to be carried out - taking into account the subsequent amendments made by the shareholders' meeting of May 25, 2001 following the conversion of the share capital into euros and the reverse stock split approved by the aforesaid shareholders' meeting - as follows:

         - increase of the share capital by payment by a maximum amount of 34,274,050 euros through the issue of a maximum number of 34,274,050 new ordinary shares with a par value of 1 euro each, at the price of
         7.272 euros, reserved for subscription to the executives of ENEL S.p.a. and/or subsidiaries thereof, pursuant to section 2359 of the Civil Code, who were selected on April 9, 2001 to participate in the aforesaid Plan;

         - the deadline set for completing the subscription of the increase is December 31, 2005; and in the event the increase is not totally subscribed by this date, the capital shall be increased by an amount equal to the subscriptions received.

5.5 Partially exercising the delegation granted it by the shareholder's meeting of May 25, 2001, on April 10, 2003 the Board of Directors resolved to proceed with the capital increase by payment for the stock-option Plan for the year 2002 in the maximum total amount of 41,748,500 euros, to be carried out as follows:

- a maximum amount of 39,245,000 euros through the issue of a maximum number of 39,245,000 new ordinary shares with a par value of 1 euro each, at the price of
6.426 euros determined by the Board of Directors on March 28, 2002;

- a maximum of 2,503,500 euros through the issue of a maximum number of 2,503,500 new ordinary shares with a par value of 1 euro each, at the price of
6.48 euros determined by the Board of Directors on September 12, 2002.

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This capital increase is reserved for subscription to the executives of ENEL
S.p.a. and/or subsidiaries thereof, pursuant to section 2359 of the Civil Code, who were selected on March 28, 2002 and September 12, 2002 to participate in the aforesaid Plan.

The deadline set for completing the subscription of the increase is December 31, 2007; and in the event the increase is not totally subscribed by this date, the capital shall be increased by an amount equal to the subscriptions received.

5.6 Pursuant to section 2443 of the Civil Code, the Board of Directors is authorized, for a period of five years from the shareholders' resolution of May 23, 2003, to increase the share capital one or more times by a maximum total amount of 47,624,005 euros, through the issue of a maximum of 47,624,005 ordinary shares with a par value of 1 euro each, which shall rank for dividend pari passu, for the stock-option Plan for the year 2003 approved by the Board of Directors at its meeting on April 10, 2003.

These shares shall be offered for subscription by payment to the executives of ENEL S.p.a. and/or subsidiaries thereof pursuant to section 2359 of the Civil Code who are the beneficiaries of the Plan, with the exclusion of preemptive rights pursuant to the combined provisions of section 2441, last paragraph, of the Civil Code and section 134, paragraphs 2 and 3, of legislative decree n. 58 of February 24, 1998.

The right to subscribe to these shares shall be personal and not transferable inter vivos. Resolutions of the Board of Directors shall set deadlines for subscription of the shares and shall provide that, in the event the increase resolved upon is not subscribed by the deadline set each time for that purpose, the share capital shall be increased by an amount equal to the subscriptions received up to such deadline.

ARTICLE 6

6.1 Pursuant to section 3 of decree-law n. 332 of May 31, 1994, converted with revisions by Law n. 474 of July 30, 1994, no one, in whatever capacity, may own shares constituting more than 3% of the share capital, subject to the provisions of the law.

This limit on share ownership shall be calculated taking into account the total shareholding of a controlling entity, whether a natural or legal person or corporation; of all directly or indirectly controlled entities, as well as of the entities under a common control; of affiliates as well as natural persons related by blood or marriage until the second decree, including his or her spouse unless legally separated.

Control shall be deemed to exist, including with regard to persons or entities other than companies, in the cases provided for by section 2359, paragraphs 1 and 2, of the Civil Code. Affiliation shall be deemed to exist in the situations mentioned in section 2359, paragraph 3, of the Civil Code, as well as among persons or entities that, directly or indirectly, through subsidiaries other than investment management companies, enter into agreements - including those with third parties - regarding the exercise of voting rights or the transfer of shares of or interests in other companies, or any other agreements mentioned in section 122

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                                                                Corporate Bylaws

of legislative decree n. 58 of February 24, 1998 with respect to third-party companies in the event that such agreements regard at least 10% of the voting stock if the companies concerned are listed or 20% if the companies concerned are not listed.

Calculation of the aforesaid limit on stock ownership (3%) shall also take into account the shares held through fiduciaries and/or nominees, or in general through intermediaries.

Voting rights attributable to shares held in excess of the aforesaid limit may not be exercised and the voting rights of each of the parties concerned by the ownership limit will be reduced pro rata, unless a different prior indication has been jointly given by the shareholders concerned. A resolution passed with the votes of shares held in violation of the limit may be challenged in court under section 2377 of the Civil Code, provided that the resolution would not have been passed without the votes relating to shares held in violation of the limit.

The shares for which voting rights may not be exercised shall be counted, however, for the purpose of determining the quorum at shareholders' meetings.

6.2 Pursuant to paragraph 1 of section 2 of decree-law n. 332 of May 31, 1994, converted with revisions by Law n. 474 of July 30, 1994, the Minister of the Treasury, the Budget and Economic Planning - in agreement with the Minister of Industry, Commerce and Crafts - shall hold the following special powers:

a) approval to be granted expressly when persons or entities affected by the limit on stock ownership specified in section 3 of decree-law n. 332 of May 31, 1994, converted with revisions by Law n. 474 of July 30, 1994, acquire significant holdings, by which is meant - as established by a decree of the Minister of the Treasury, the Budget and Economic Planning - those equal to or exceeding 3% of the share capital represented by shares with voting rights at ordinary shareholders' meetings. The approval must be granted within sixty days from the date of notice to be given by the Board of Directors when the request is made for registration in the shareholders' register. Until approval is granted and in any case after the deadline has passed without the approval being granted, the transferee may not exercise the voting rights - and any other right other than economic rights - attributable to the shares that represent the significant holding. In the event that approval is denied or the deadline expires without the approval being granted, the transferee must dispose of the shares in question within one year. In case of failure to comply, upon request by the Minister of the Treasury, the Budget and Economic Planning a court will order the sale of the shares that represent the significant holding according to the procedures specified in section 2359-ter of the Civil Code;

b) approval to be granted expressly as a condition for the validity of the agreements referred to in section 122 of legislative decree n. 58 of 1998 in the event that they regard at least one-twentieth of the capital stock consisting of shares with voting rights at ordinary shareholders' meetings or a lower percentage to be established by a decree of the Minister of the Treasury, the Budget and Economic Planning. Until approval is granted and in any case after the deadline has passed without the approval being granted, the shareholders participating in the agreement may not exercise the voting

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         rights and any other right other than economic rights. For purposes of granting approval, the CONSOB shall inform the Minister of the Treasury, the Budget and Economic Planning of the significant agreements and pacts described in this Article of which it has received notice in compliance with the above-mentioned section 122 of legislative decree n. 58 of 1998. The power of approval must be exercised within sixty days from the date of the notice given by the CONSOB. In the event that approval is denied or the deadline expires without the approval being granted, the agreements shall not be effective.

         If it can be inferred from their conduct at a shareholders' meeting that the shareholders participating in the syndicate are keeping the commitments made when they joined the pacts referred to in the above-mentioned section 122 of legislative decree n. 58 of 1998, resolutions adopted with the decisive vote of the aforesaid shareholders may be challenged in court;

c) veto of the adoption of resolutions regarding dissolution of the Company; transfer of its business, merger or demerger; transfer of the registered office abroad; change in the corporate purpose; or modification of the bylaws so as to abolish or modify the powers specified under a), b), c) and d) of this clause;

d) appointment of a Director and a regular member of the Board of Statutory Auditors. In the event that the Director or the member of the Board of Statutory Auditors appointed in this way is terminated from office, the Minister of the Treasury, the Budget and Economic Planning, in agreement with the Minister of Industry, Commerce and Crafts, will appoint a substitute.

The persistence of the reasons that justify the clause referred to in paragraph 1 of this Article 6.2 shall be subject to review after a period of five years from its inclusion, partly in consideration of the progress made in the liberalization of energy sources in Europe. Any revisions after the aforesaid review shall be made by a decree of the Prime Minister upon proposal of the Minister of the Treasury, the Budget and Economic Planning, in agreement with the Minister of Industry, Commerce and Crafts.

ARTICLE 7

7.1 When fully paid, and if permitted by the law, shares may be to the bearer. Bearer shares may be converted into registered shares and vice versa. The cost of conversion shall be borne by the shareholder.

ARTICLE 8

8.1 When for any reason a share belongs to two or more persons, the rights attributable to said share may be exercised by only one person or by one representative of the joint holders.

ARTICLE 9

9.1 A shareholders' meeting may resolve on capital increases and shall establish the terms, conditions and procedures thereof.

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9.2      Shareholders' meetings may approve capital increases through issues of shares, including issues of shares of special classes, to be allocated free of charge pursuant to section 2349 of the Civil Code in favor of employees, or for payment and excluding the preemptive rights pursuant to section 2441 of the Civil Code in favor of parties indicated in a resolution of a shareholders' meeting.

ARTICLE 10

10.1 Shares shall be paid for in one or more installments, as the Board of Directors may require.

10.2 Subject to the provisions of section 2344 of the Civil Code, interest shall be charged to shareholders in arrears at the official discount rate determined on the basis of applicable law.

ARTICLE 11

11.1 In accordance with the law, the Company may issue bonds, including convertible bonds or bonds with warrants.

11.2 Pursuant to section 2420 (b) of the Civil Code, the Board of Directors is empowered for a period of five years as from the resolution of the shareholders' meeting of May 25, 2001 to issue - one or more times and in one or more tranches - bonds, including convertible ones, up to the amount of 4,000,000,000 euros.

The Board of Directors is invested with all powers in this regard, including the power to establish the yield, maturity and regulations of the issues.

TITLE IV

SHAREHOLDERS' MEETINGS

ARTICLE 12

12.1 Ordinary and extraordinary shareholders' meetings shall normally be held at the Company's registered office. The Board of Directors may determine otherwise, provided the venue is in Italy.

12.2 An ordinary shareholders' meeting must be called at least once a year, to approve the financial statements, within six months after the end of the accounting period, in view of the nature of the business carried out pursuant to
Article 4 hereof.

ARTICLE 13

13.1 The procedures and formalities for participating in shareholders' meetings shall be regulated by the provisions of applicable law.

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ARTICLE 14

14.1 Any shareholder entitled to participate in a meeting may appoint a representative to act in his behalf according to the provisions of law by means of a written proxy. Duly formed legal persons may participate in a shareholders' meeting through a person (who need not be a shareholder) designated by written proxy. In order to facilitate the collection of proxies from the shareholders who are employees of the Company and its subsidiaries and members of shareholder associations satisfying the requirements set by the regulations in force, facilities for communication and for the collection of proxies shall be made available to the aforesaid associations according to the terms and procedures agreed upon each time with their legal representatives.

14.2 It shall be the responsibility of the chairman of a shareholders' meeting to verify the validity of the single proxies and, in general, the right to participate in the meeting.

14.3 Shareholders' meetings shall be conducted according to a Regulation approved by a resolution of an ordinary shareholders' meeting.

ARTICLE 15

15.1 Shareholders' meetings shall be chaired by the Chairman of the Board of Directors or, if he or she is not available, by the Deputy Chairman if one has been appointed. In the absence of both, the meeting shall be chaired by a person designated by the Board, failing which the meeting shall elect its chairman.

15.2 The chairman of a shareholders' meeting shall be assisted by a secretary (who need not be a shareholder) designated by the participants in the meeting, and may appoint one or more tellers.

ARTICLE 16

16.1     Ordinary meetings shall resolve on all matters authorized by law.

16.2 At both ordinary and extraordinary shareholders' meetings, whether held on the first, second or third call, resolutions must be adopted by the majority required by law in each case.

16.3 The resolutions approved by a shareholders' meeting in accordance with the law and these bylaws shall be binding upon all shareholders, even if they did not attend or voted against the resolution.

16.4 The minutes of ordinary meetings must be signed by the chairman and the secretary.

16.5 The minutes of extraordinary meetings must be drawn up by a notary public.

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TITLE V

BOARD OF DIRECTORS

ARTICLE 17

17.1 The Company shall be managed by a Board of Directors composed of no fewer than three and no more than nine members. A shareholders' meeting shall determine their number within the aforesaid limits.

17.2 The Board of Directors shall serve for a term of up to three years and its members shall be eligible for re-election pursuant to section 2383 of the Civil Code.

17.3 With the exception of the one appointed under Article 6.2, d) of these bylaws, the Directors shall be elected by a shareholders' meeting on the basis of slates presented by the shareholders and by the outgoing Board of Directors. Within each slate, the candidates must be numbered progressively.

In the event the outgoing Board of Directors presents a slate of its own, the same must be lodged at the registered office and published in at least three Italian daily newspapers with nationwide circulation, including two financial ones, at least twenty days before the first meeting date.

The slates presented by the shareholders must be lodged at the registered office and published in the same way as indicated above at least ten days before the first meeting date. Each shareholder shall present or participate in presenting only one slate and each candidate shall be presented on only one slate under pain of ineligibility.

Only those shareholders who, alone or together with other shareholders, represent at least 1% of the shares with voting rights at ordinary shareholders' meetings shall be entitled to present slates. In order to prove ownership of the number of shares necessary for the presentation of slates, at least five days prior to the first meeting date shareholders must present and/or deliver to the registered office a copy of the documentation proving the right to participate in the meeting.

The declarations of the individual candidates, in which they accept their candidacies and certify, under their own responsibility, the inexistence of any cause of ineligibility or incompatibility, as well as the satisfaction of the requirements prescribed by applicable law for their respective offices, must be lodged together with each slate by the respective deadlines specified above.

All those entitled to vote shall vote for only one slate.

The procedure for electing the Directors shall be as follows:

a) four-fifths of the Directors to be elected, rounding down any fraction to the unit, will be drawn from the slate that obtains a majority of the votes cast by the shareholders in the order in which they are listed on the slate;

b) the remaining Directors will be drawn from the other slates; for this purpose, the votes obtained by these slates will be divided successively by one, two, three and so forth

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         according to the progressive numbers of the Directors to be elected.
         The numbers obtained in this way will be attributed to the candidates of such slates in the order in which they rank in the slate. The numbers thus attributed to the candidates of the various slates will be arranged in decreasing order in a single ranking. The candidates who obtain the highest numbers will become Directors.

         In the event that more than one candidate has obtained the same number, the candidate of the slate that has not yet elected a Director or that has elected the fewest Directors will be appointed Director.

         In the event that no Director has been elected yet from any of these slates or that the same number of Directors has been elected from each slate, the candidate of the slate that has obtained the most votes will be appointed Director. If there is a tie in terms of both numbers assigned and votes obtained by each slate, the entire shareholders' meeting will vote again and the candidate who obtains a simple majority of the votes will be appointed Director;

c) when less than the entire Board of Directors is being elected, the shareholders' meeting will resolve according to the majorities provided for by the law, without following the procedure specified above.

17.4 Even during a Board's term, a shareholders' meeting may change the number of the members of the Board of Directors within the limit referred to in the first paragraph of this Article and proceed to elect them. The term of the Directors so elected shall end at the same time as that of the Directors in office.

17.5 Should one or more vacancies occur on the Board during the accounting period, steps shall be taken in accordance with section 2386 of the Civil Code, except with regard to the Director appointed pursuant to Article 6.2, d) of these bylaws. If one or more of the Directors leaving their offices vacant were drawn from a slate also containing unelected candidates, they shall be replaced by appointing, in progressive order, persons drawn from the slate to which the Director in question belonged, provided that said persons are still eligible and willing to accept the directorship. In the event that the majority of the Directors' offices becomes vacant, the entire Board shall be deemed to have resigned and must promptly call a meeting of the shareholders to elect a new Board.

ARTICLE 18

18.1 If a shareholders' meeting has not elected a Chairman of the Board, the Board shall elect one of its members to that position. It may elect a Deputy Chairman, who shall stand in for the Chairman in the event of his or her unavailability.

18.2 Upon the Chairman's proposal, the Board shall appoint a Secretary, who need not have any connection with the Company.

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ARTICLE 19

19.1 The Board shall meet at the place designated in the notice whenever the Chairman or, in the event the latter is unavailable, the Deputy Chairman deems necessary or a majority of its members so requests in writing. The Board may also be convened in the ways provided for in Article 28.4 of these bylaws.

19.2 Board meetings may also be held by audio/video conference or teleconference provided that all the participants can be identified and such identification is acknowledged in the minutes of the meeting, and that they are allowed to follow and participate in real time in the discussion of the matters considered; in such case, the Board of Directors shall be deemed held in the place where the Chairman is and where the Secretary must also be in order to allow the related minutes to be drawn up and signed.

19.3 The Board shall normally be called at least five days before the date on which the meeting is to be held. This period may be shorter in urgent cases. The Board of Directors shall decide the procedures for convening its own meetings.

19.4 The Board of Directors must also be convened if at least two Directors (or one if the Board is composed of three members) so request to resolve on a specific matter concerning the management of the Company which they consider of particular importance and which is to be indicated in the request itself.

In such an event, if the Board of Directors is not convened within fifteen days or does not adopt a resolution because a quorum is lacking or a meeting is not held within thirty days, the decision in question must be entrusted to a meeting of the shareholders if two Directors, or one if the Board is composed of three members, so request.

Such meeting shall be called promptly by the Board of Directors or, should it fail to do so, by the Board of Statutory Auditors.

ARTICLE 20

20.1 Board meetings shall be chaired by the Chairman and, in his or her absence, by the Deputy Chairman if one has been appointed. If the latter is also absent, they shall be chaired by the oldest Director.

ARTICLE 21

21.1 The quorum for meetings of the Board shall be a majority of the Directors in office.

21.2 Resolutions shall be adopted by a majority of the votes of the Directors present; in case of a tie, the vote of the person chairing the meeting shall be decisive.

ARTICLE 22

22.1 The resolutions of the Board of Directors shall appear in minutes which, transcribed in a book kept according to law for the purpose, shall be signed by the chairman of the

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CORPORATE BYLAWS

meeting or whoever acts in his or her behalf, and by the Secretary.

22.2 Copies of the minutes shall be fully certified if signed by the Chairman or whoever acts in his or her behalf, and by the Secretary.

ARTICLE 23

23.1 The Board of Directors shall be vested with the broadest powers for conducting both the day-to-day and the extraordinary business of the Company and, in particular, shall have the authority to take all actions it deems advisable in order to carry out and attain the corporate purpose, excepting only the actions that the law and these bylaws reserve to shareholders' meetings.

23.2 The Board of Directors, or the Chief Executive Officer for it, shall promptly report to the Board of Statutory Auditors - at least once every three months and in any case upon a meeting of the Board of Directors - on the activities carried out and the most important transactions affecting the results of operations and financial condition of the Company and its subsidiaries. It reports in particular on transactions involving a potential conflict of interest.

ARTICLE 24

24.1 Within the limits set forth in section 2381 of the Civil Code, the Board of Directors may delegate powers to one of its members, determining the limits of the delegation. Upon proposal by the Chairman and in agreement with the Chief Executive Officer, the Board may delegate powers to others among its members for single acts or classes of acts.

24.2 Within the limits of the authority conferred on him, the Chief Executive Officer shall have the power to delegate single acts or classes of acts to employees of the Company or to third parties, authorizing subdelegation.

ARTICLE 25

25.1 The legal authority to represent the Company and sign documents on its behalf is vested in both the Chairman of the Board of Directors and the Chief Executive Officer and, in the event that the former is unavailable, the Deputy Chairman if one has been appointed. The signature of the Deputy Chairman shall attest vis-a-vis third parties the Chairman's unavailability.

25.2 The above legal representatives shall be authorized to delegate the power to represent the Company, including in court, to third parties, who may also be authorized to subdelegate.

ARTICLE 26

26.1 The Chairman and the members of the Board of Directors shall be entitled to compensation in an amount to be determined by an ordinary meeting of the shareholders. Once adopted, the resolution shall apply during subsequent accounting periods until a shareholders' meeting determines otherwise.

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                                                                CORPORATE BYLAWS

ARTICLE 27

27.1     The Chairman shall:

a)       have the power to represent the Company pursuant to Article 25.1;

b)       preside at meetings of the shareholders pursuant to Article 15.1;

c) call and preside at meetings of the Board of Directors pursuant to Articles 19 and 20.1;

d)       ascertain that the resolutions of the Board are carried out.

TITLE VI

BOARD OF STATUTORY AUDITORS

ARTICLE 28

28.1 A shareholders' meeting shall elect the Board of Statutory Auditors, which is to be composed of three regular members, and shall determine their compensation. Two alternate members shall also be elected by a shareholders' meeting.

The members of the Board of Statutory Auditors must possess the requisites of professionalism and honorableness specified in the Ministry of Justice's decree
n. 162 of March 30, 2000. For the purposes of the provisions of section 1, paragraph 2, b) and c) of this decree, the following are considered closely connected with the scope of the Company's business activities: subjects pertaining to commercial law and tax law, business economics and business finance, as well as subjects and fields of activity pertaining to energy in general, communications, telematics and information technology, and network structures.

In addition to the situations of ineligibility specified by the law, those who are regular members of the Board of Statutory Auditors in five or more companies not controlled by ENEL S.p.a. issuing securities in the regulated markets may not be elected to the Board of Statutory Auditors, and if elected shall be debarred from office.

28.2 With the exception of the member appointed pursuant to Article 6.2, d) of these bylaws, regular members of the Board of Statutory Auditors and alternate members shall be elected by shareholders' meetings on the basis of the slates presented by the shareholders, on which the candidates must be numbered progressively.

The procedures of Article 17.3 of these bylaws shall apply to the presentation, lodgment and publication of the slates.

The slates are to be divided into two sections: one for the candidates for the office of regular auditor and the other for candidates for the office of alternate auditor. The first candidate in each section must be a registered auditor and have practiced the profession of legal auditor for a period of no less than three years.

A regular member of the Board of Statutory Auditors and an alternate member shall be drawn in order from the slate that obtains a majority of votes. The remaining regular member and the remaining alternate shall be elected according to the procedures specified in Article 17.3, b), to be applied separately to each of the sections in which the other slates are divided.

When less than the entire Board is being elected, the shareholders' meeting shall resolve according to the majorities provided for by the law, without following the procedure speci-

CORPORATE BYLAWS

fied above, but in any case in such a way as to ensure that the composition of the Board of Statutory Auditors is in accordance with the provisions of section 1, paragraph 1, of the Ministry of Justice's decree n. 162 of March 30, 2000.

The member appointed pursuant to Article 6.2, d) of these bylaws shall be Chairman of the Board. In the event that the member drawn from the slate that obtained a majority of the votes is substituted, his or her place shall be taken by the alternate member drawn from the same slate. In the event that the member drawn from other slates is substituted, his or her place shall be taken by the alternate member elected according to the procedure specified by Article 17.3,
b). Article 6.2, d) of these bylaws shall apply with regard to the substitution of the Chairman of the Board of Statutory Auditors.

28.3     Auditors whose term has expired shall be eligible for re-election.

28.4 Upon notice to the Chairman of the Board of Directors, the Board of Statutory Auditors may call a shareholders' meeting and a Board of Directors' meeting. The power of calling a meeting may also be exercised by at least two members of the Board of Statutory Auditors.

TITLE VII

FINANCIAL STATEMENTS AND EARNINGS

ARTICLE 29

29.1     The accounting period shall end on December 31 of every year.

29.2 At the end of each accounting period, the Board of Directors shall draw up the Company's financial statements as required by law.

29.3 The Board of Directors may distribute interim dividends to shareholders during the course of the year.

ARTICLE 30

30.1 Dividends not collected within five years from the day they become payable shall be forfeited to the Company and posted directly to reserves.

18

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                                                                CORPORATE BYLAWS

TITLE VIII

DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE 31

31.1 Should the Company be dissolved, a shareholders' meeting shall determine the liquidation procedures and appoint one or more liquidators, establishing their powers and compensation.

TITLE IX

TRANSITORY AND GENERAL RULES

ARTICLE 32

32.1 Any matters not expressly provided for herein shall be governed by the provisions of the Civil Code and applicable statutes.

ARTICLE 33

33.1 The Company shall continue to carry out all the activities that - under legislative decree n. 79 of March 16, 1999, published in the Gazzetta Ufficiale, issue 75 of March 31, 1999 -have been temporarily entrusted to it pending their award to other entities according to the provisions of the legislative decree.

NOTE

THE ENTE NAZIONALE PER L'ENERGIA ELETTRICA, A PUBLIC STATUTORY BODY ESTABLISHED BY LAW N. 1643 OF DECEMBER 6, 1962, WAS TRANSFORMED INTO A JOINT STOCK COMPANY BY DECREE-LAW N. 333 OF JULY 11, 1992, CONVERTED BY LAW N. 359 OF AUGUST 8, 1992. A RESOLUTION ADOPTED BY THE EXTRAORDINARY SHAREHOLDERS' MEETING OF AUGUST 7, 1992, CHANGED THE COMPANY'S NAME TO ENEL S.P.A. THE COMPANY IS ENTERED UNDER
N. 00811720580 AT THE COMPANY REGISTER OF ROME AND IS REGISTERED AT THE ROME R.E.A. UNDER N. 756032.

                                                      REGULATION OF THE MEETINGS
                                                 OF THE SHAREHOLDERS OF ENEL SPA

                                                (Text of the Regulation approved
                                           by the ordinary shareholders' meeting
                                                                of May 25, 2001)

REGULATION OF THE MEETINGS OF THE SHAREHOLDERS OF ENEL SPA

SECTION I - PRELIMINARY PROVISIONS

OBJECT

ARTICLE 1

1.1 This regulation shall govern the ordinary and extraordinary meetings (the "Meeting" or the "Meetings") of the shareholders and, when compatible, the meetings of the bondholders, of ENEL S.p.a. ("ENEL").

1.2 This regulation shall be made available to the shareholders at ENEL's registered office and at the venues where the Meetings are to be held.

SECTION II - QUORUM

PARTICIPATION AND ATTENDANCE

ARTICLE 2

2.1      Shareholders and others entitled to vote may participate in Meetings.

2.2 Executives and other employees of ENEL or Group companies may participate in Meetings, as well as other persons whose participation the chairman considers useful in connection with the matters to be discussed or for conducting the Meeting.

2.3 Experts, financial analysts and accredited journalists may attend the Meetings with the consent of the chairman.

2.4 Before introducing the matters on the agenda, the chairman shall inform the shareholders of the persons indicated in paragraphs 2 and 3 of this article who are participating or are merely attending.

VERIFICATION OF THE RIGHT TO PARTICIPATE IN MEETINGS AND ACCESS TO MEETING PREMISES

ARTICLE 3

3.1 Verification of the right to participate in Meetings and vote shall begin at the venue where a Meeting is to be held at least one hour before the Meeting is to begin, unless a different time is indicated in the Meeting notice.

3.2 Those entitled to participate in Meetings and vote must show identification and the certification indicated in the Meeting notice to the auxiliary personnel at the entrance to the premises where the Meeting is to take place. The auxiliary personnel shall issue a special document, which is to be kept for as long as the Meeting lasts.

3.3 Such participants who for any reason leave the premises where the Meeting is being held must notify the auxiliary personnel.

3.4 In order to facilitate verification of their right to participate in a Meeting, shareholders

                      REGULATION OF THE MEETINGS OF THE SHAREHOLDERS OF ENEL SPA

and others entitled to vote may have the documentation confirming such right delivered to ENEL's Department of Corporate Affairs according to the procedures and by the deadlines contained in the Meeting notice.

3.5 In order to facilitate verification of their representative powers, those intending to participate in a Meeting as the representatives of shareholders or of other persons entitled to vote may have the documentation confirming such powers delivered to ENEL's Department of Corporate Affairs according to the procedures and by the deadlines contained in the Meeting notice.

3.6 Unless the chairman decides otherwise, no cameras, video equipment or similar devices, or recording instruments of any kind, may be used on the premises where a Meeting is being held. In the event the chairman authorizes the use of such devices, he or she shall determine the conditions and limits thereof.

QUORUM AND CALL TO ORDER

ARTICLE 4

4.1 At the time stated in the Meeting notice, the person specified by the Bylaws shall take the chair of the Meeting.

4.2 The chairman shall be assisted by a secretary, who may be a person other than a shareholder, appointed by the shareholders upon the chairman's proposal. The chairman may request the assistance of the secretary even when the drafting of the minutes is entrusted to a notary public. The secretary and the notary public may appoint assistants and may make use of audio and/or video recording devices only as personal aids in preparing the minutes.

4.3 The chairman may appoint one or more tellers, not necessarily shareholders, and set up a chair's staff.

4.4 To maintain order, the chairman shall make use of specially designated auxiliary personnel provided with special identification badges.

4.5 The chairman may call for assistance on the persons authorized to participate in the Meeting, including instructing them to introduce the matters on the agenda and to reply to questions regarding determined matters.

4.6 The chairman may also call for assistance on specially invited external experts.

4.7 The chairman shall resolve any disputes regarding the right to participate and vote, including cases brought to his attention by the auxiliary personnel.

4.8 The chairman shall announce how many shareholders and other persons entitled to vote are present, as well as the capital share they represent. Having ascertained that there is a quorum, the chairman shall call the meeting to order.

REGULATION OF THE MEETINGS OF THE SHAREHOLDERS OF ENEL SPA

4.9 If a quorum is not reached after no less than one hour has passed from the time set for the Meeting to begin, the chairman shall announce the fact and postpone consideration of the matters on the agenda until the subsequent call.

SECTION III - DISCUSSION

AGENDA

ARTICLE 5

5.1 The chairman and, at his or her request, those who assist him or her in accordance with article 4, paragraph 5 of this regulation, shall introduce the matters on the agenda and the proposals submitted to the shareholders for approval. Unless the Meeting is opposed, the chairman may have the aforesaid matters and proposals considered in a different order from the one stated in the Meeting notice and may have all or some of the matters on the agenda discussed at the same time.

SPEAKING FROM THE FLOOR AND REJOINDERS

ARTICLE 6

6.1 The chairman shall conduct the discussion, giving the floor to the Directors, the Statutory Auditors and those who request it in accordance with this article.

6.2 All those entitled to vote and the common representative of the bondholders may request the floor to speak on the matters under discussion only once, making observations and requesting information. Those entitled to vote may also make proposals. Requests for the floor may be presented from the time the quorum is determined until the chairman closes the discussion of the matter concerned. In order to ensure the orderly conduct of the Meeting, the chairman shall have the power to set, at the beginning of or during the discussion of each matter, a deadline for the presentation of requests for the floor.

6.3 The chairman shall establish the rules for requesting and using the floor, as well as the order in which participants obtain the floor.

6.4 The chairman and, at his or her request, those who assist him or her in accordance with article 4, paragraph 5 of this regulation, shall reply to participants who speak on matters being discussed after all of them have spoken or after each one has spoken.

6.5 Those who have requested the floor shall be entitled to a brief rejoinder.

6.6 Taking into account the nature and the importance of the specific matters under discussion, as well as the number of those requesting the floor, the chairman shall predetermine the time limits for speaking from the floor and for rejoinders - normally no more than ten minutes for the former and five minutes for the latter - in order to ensure that the Meeting be able to conclude its business at one sitting. When such time is about to run out, the chairman shall request whoever has the floor to conclude.

                      Regulation of the meetings of the shareholders of Enel SpA

6.7 When all participants requesting the floor have spoken and the replies and, if any, the rejoinders are over, the chairman shall declare the discussion closed.

SUSPENSION AND ADJOURNMENT OF MEETINGS

ARTICLE 7

7.1 While the Meeting is in progress, the chairman may briefly suspend the same if he or she deems it advisable and explains his or her decision.

7.2 Subject to the provisions of section 2374 of the Civil Code, by a resolution of the majority of the share capital represented, adopted upon proposal of the chairman of or participants representing at least 1% of the share capital, the shareholders may decide to adjourn the Meeting, setting the venue, date and time for the continuation thereof within a period that is appropriate with respect to the reasons for the adjournment and, in any event, is no longer than thirty days.

POWERS OF THE CHAIRMAN

ARTICLE 8

8.1 In order to guarantee the proper conduct of business and the exercise of participants' rights, the chairman may deny the floor in the event a participant speaks without being entitled to do so or continues to speak after the predetermined time limit has expired.

8.2 After calling the speaker to order, the chairman may deny the floor to the former in cases of manifest irrelevance of what is being said to the matter under discussion.

8.3 The chairman may deny the floor in all cases in which the participant speaking utters unbecoming or offensive expressions, behaves similarly, makes threats, or instigates violence and disorder.

8.4 In the event one or more participants prevent others from discussing or by their behavior create a situation that clearly hinders the regular conduct of the Meeting, the chairman shall call them to order and to observance of the regulation. In case such call is to no avail, the chairman may expel previously warned persons from the Meeting premises for the entire duration of the discussion.

SECTION IV - VOTING

PRELIMINARY OPERATIONS

ARTICLE 9

9.1 Before calling for a vote, the chairman shall allow any participants who may have been expelled under article 8 of this regulation to return to the Meeting.

Regulation of the meetings of the shareholders of Enel SpA

9.2 The chairman may instruct the entitled participants to vote on the matters on the agenda at the end of the discussion of each matter or at the end of the discussion of all or several of the matters.

VOTING

ARTICLE 10

10.1 The chairman shall decide the order in which proposed resolutions on the separate matters on the agenda are put to a vote, normally giving precedence to those proposed, if any, by the Board of Directors.

10.2 The chairman shall decide the procedure for expressing, recording and counting votes and may set a time limit by which votes must be expressed.

10.3 Votes expressed with procedures other than those indicated by the chairman shall be null and void.

10.4 Shareholders who vote against or abstain must give their name to the auxiliary personnel.

10.5 When voting is over, the votes shall be counted, after which the chairman - who may be assisted by the secretary or the notary public - shall inform the Meeting of the results thereof.

SECTION V - TERMINATION

TERMINATION OF THE MEETING

ARTICLE 11

11.1 When all the matters on the agenda have been discussed and voted upon, the chairman shall terminate the Meeting.

SECTION VI - FINAL PROVISIONS

FINAL PROVISIONS

ARTICLE 12

12.1 In addition to the provisions of this regulation, the chairman may adopt all measures deemed advisable in order to guarantee the proper conduct of the Meeting and the exercise of participants' rights.

12.2 All matters not provided for in this regulation shall be subject to the provisions of the Civil Code, applicable statutes and ENEL's bylaws.

25